                                                                  EXHIBIT 2


                               INAMED CORPORATION

                     11% SECURED CONVERTIBLE NOTES DUE 1999

                               CONSENT AND WAIVER


               This Consent and Waiver is delivered in connection with the Indenture (as amended, modified, and supplemented and in effect from time to time, the "Indenture") dated as of January 2, 1996 between Inamed Corporation, a Florida corporation (the "Company") and Santa Barbara Bank & Trust, as trustee (the "Trustee") pursuant to which the Company issued its 11% Secured Convertible Notes due 1999 (the "Securities") in the aggregate principal amount of $35,000,000. This Consent and Waiver is delivered by Holders of record on June 10, 1996 (the "Record Date"), the record date set by the Company pursuant to
     Section 7.4 of the Indenture for purposes of this Consent and Waiver. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture.

               For the quarter ended March 31, 1996 the Company was in default in the performance or observance of the terms, provisions and conditions of Section 8.16 of the Indenture requiring that the Operating Profit of the Company for such period be in excess of $2.0 million. The Company calculates that it had Operating Profit for such quarter of $90,878. The Company also failed to issue timely to the Trustee its Officers' Certificate for the period ended March 31, 1996 pursuant to Section 8.18 of the Indenture.

               The Company has requested that the Holders waive such defaults in accordance with Section 4.4 of the Indenture and, in connection therewith, the Company has proposed that (i) the Company issue to each Holder of record on the Record Date a number of shares of Common Stock of the Company equal to 5% of the shares of Common Stock that would have been issuable to such Holder if all of such Holder's Securities had been converted on the Record Date (the "Issuance"), the Issuance to be made on January 10, 1997, (ii) the Company issue to the Holders the Letter of Representation dated as of the Record Date in the form of Exhibit A attached hereto and (iii) the Holders consent to amendments of the Indenture pursuant to Section 7.2 of the Indenture to (a) modify Section 8.12 of the Indenture to exclude the Issuance from the application of such Section and (b) modify Sections 8.16 and 8.17 to exclude from such calculations any charge(s) associated with the Issuance for the period(s) in which such charge(s) are taken. The Company has agreed that, upon approval by the Holders of the foregoing, the Company will on January 10, 1997 effect the Issuance and will use its best efforts to file with the Commission on or before January 10, 1997, and shall use its best efforts to cause to become effective on or before February 28, 1997, a registration statement on Form S-3 with respect to the shares issued in the Issuance. In the event such registration is not so filed and declared effective, the Company will pay to the Holders as of the Record Date the liquidated damages set forth in Section 8.14 of the Indenture with respect to the filing and effectiveness of the registration statement set forth therein, mutatis mutandis. The Company will use its best efforts to cause such registration statement to be effective for as long as reasonably practicable. The Holders shall receive anti-dilution protection with respect to the shares issuable in the Issuance for the period from the Record Date to the January 10, 1997 in a manner, and the Company shall make such adjustments in the rate of securities issuable in the Issuance, as are consistent with Section 10.5 of the Indenture with respect to conversion of the Securities.

               The undersigned Holder, by its signature below and delivery of this Consent and Waiver and pursuant to Section 4.4 of the Indenture, hereby waives the Company's compliance with the covenants contained in Sections 8.16 and 8.18 with respect to the quarter ended March 31, 1996 and waives any Default or Event of Default resulting therefrom. Such waivers shall relate solely to the Company's compliance with such covenants with respect to the quarter ended March 31, 1996 and shall not constitute a waiver with respect to any other covenant or with respect to such covenants for any other period or in any other instance.

               The undersigned Holder, by its signature below and delivery of this Consent and Waiver and pursuant to Section 7.2 of the Indenture, hereby consents and agrees to the amendment of the Indenture to


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




     provide for (a) the modification of Section 8.12 of the Indenture to exclude the Issuance from the application of such Section and (b) the modification of Sections 8.16 and 8.17 to exclude from such calculations any charge(s) associated with the Issuance for the period(s) in which such charges are taken. The undersigned Holder, by its signature below and delivery of this Consent and Waiver, hereby authorizes and instructs the Trustee, pursuant to Section 7.6 of the Indenture, and the Company, on its behalf and on behalf of the Guarantors, by its use of this Consent and Waiver agrees, to enter into and sign such supplemental indentures (together with the Guarantors) as shall be appropriate (which shall be prepared by the Company) to reflect such amendments to the Indenture.

               The undersigned hereby represents and warrants that the name and address of the undersigned printed in the designated space below is the name an address of the registered Holder of the Securities identified below.

               The undersigned hereby represents and warrants that the undersigned either has full power and authority to issue the foregoing consents and waivers or is delivering a duly executed Consent and Waiver from a person or entity having such power and authority. The undersigned, upon request, will execute and deliver any additional documents that the Company or the Trustee deems necessary for the implementation of the transactions described above.

               The foregoing waivers and consents shall be conditioned upon the receipt by the Company of, and delivery to the Trustee of an Officers' Certificate with respect to, Consents and Waivers (including this Consent and Waiver) relating to the matters described herein signed by the Holders of a majority in principal amount of Outstanding Securities. This Waiver and Consent shall become void and of no effect if within 90 days of the Record Date Consents and Waivers relating to the matters described herein shall not have been signed and delivered to the Company (and not revoked) by the Holders of at least a majority in principal amount of Outstanding Securities. All authority conferred or agreed to be conferred in this Consent and Waiver shall not be affected by, and shall survive, the death, incapacity, dissolution, liquidation or bankruptcy of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the undersigned.

               The undersigned understands that this Consent and Waiver constitutes a binding agreement between the undersigned and the Company upon the terms specified above.

               The undersigned has duly signed and delivered this Consent and Waiver as of the date set forth below.

     DATED: June 20, 1996

     NAME OF HOLDER:

          _________________________________________________________________

                                 (Please print)

     PRINCIPAL AMOUNT OF SECURITIES
       AS TO WHICH CONSENT AND WAIVER GRANTED:

         $_________________________________________________________________






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     SIGNATURE:

          _________________________________________________________________


     TITLE (if acting in representative capacity):

          _________________________________________________________________


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                                                 EXHIBIT A TO CONSENT AND WAIVER




                            LETTER OF REPRESENTATION
                            ------------------------

          Inamed Corporation, a Florida corporation (the "Company"), represents and warrants to the Holders of its 11% Secured Convertible Notes due 1999 (the "Secured Notes") that on the date hereof:

               1.1  Organization and Authority of the Company.
                    -----------------------------------------
                    (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and each Guarantor (as defined in the Indenture governing the Secured Notes) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each of the Company and each such Guarantor has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this document and the Secured Notes, the Indenture, the Collateral Documentation (as defined in the Indenture), the Guarantee Agreements (as defined in the Indenture) and all other documents and agreements contemplated thereby (this document, and all such other documents and agreements, collectively, the "Transaction Documents") and to perform the provisions thereof and to consummate the transactions contemplated hereby and thereby. Each of the Company and each Guarantor is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, prospects, properties, assets, operations or financial condition of the Company.

                    (b) The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Company and, with respect to each such agreement to which it is a party, each Guarantor. The Transaction Documents to which it is a party have each been duly authorized, executed and delivered by, and each is the valid and binding obligation of, the Company and each Guarantor, enforceable against the Company and such Guarantor in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally.

               1.2  Business, Properties and Other Information Regarding
                    ----------------------------------------------------
     the Company.
     -----------
                    (a) The Company has provided the Holders with the Confidential Offering Memorandum dated January 10, 1996 that when read in conjunction with the Note Purchase Agreement dated as of January 23, 1996 and the schedules and exhibits thereto, including the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995 and the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended

     March 31, 1996 and the Company's Current Report on Form 8-K dated May 24, 1996 (as amended or supplemented, collectively, the "Disclosure Documents"), describes, among other things, in all material respects the business, prospects, properties, assets, operations and financial condition of the Company.

                    (b) As of their respective dates, neither the Disclosure Documents nor any certificate executed by the Company or any Guarantor in connection with the transactions contemplated thereby, contained and as of the date hereof no Disclosure Document contains any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Since January 23, 1996, there has been no material adverse change in the business, prospects, properties, assets, operations or financial condition of the Company or any Guarantor not described in the Disclosure Documents. Neither the Company nor any Guarantor has actual knowledge, except as disclosed in the Disclosure Documents, of any fact that materially adversely affects or, so far as the Company or any Guarantor can now reasonably foresee, will materially adversely affect the business, prospects, properties, assets, operations or financial condition of the Company or the Guarantors, or the ability of the Company or the Guarantors to perform its respective obligations under the Transaction Documents.

               1.3  Capital Stock.
                    -------------
                    (a) On the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of common stock, no par value (the "Common Stock"). On the date hereof, 7,647,317 shares of Common Stock are issued and outstanding.

                    (b) As of March 31, 1996, the Company had reserved for issuance an aggregate of approximately 294,400 shares of Common Stock issuable pursuant to: (i) outstanding vested and non-vested options, warrants and similar rights; and (ii) contingent obligations to issue additional shares. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock or other securities or obligation evidencing the right of the holder thereof to purchase any of its capital stock or other securities.

               1.4  Compliance with Laws and Other Instruments.  The
                    ------------------------------------------
     consummation of the transactions contemplated by the Transaction Documents and the performance of the terms and provisions of the Transaction Documents did not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (except for Liens created under the Indenture or the Collateral Documentation) in respect of any property of the Company or any Guarantor under, any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor, or any of its respective properties is bound, (ii) conflict with any provision of any of the certificate of incorporation or bylaws or comparable organizational documents of the Company or any Guarantor or conflict with or result in a breach of any of the terms, conditions or provisions of

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     any order of any court, arbitrator or governmental entity applicable to the Company or any Guarantor or (iii) violate any material provision of any statute or other rule or regulation of any governmental entity applicable to the Company or any Guarantor.

               1.5  Governmental Authorizations, etc.  No consent, approval
                    ---------------------------------
     or authorization of, or registration, filing or declaration with, any governmental entity or third party was required for the issuance of the Secured Notes or the valid execution and delivery of the Secured Notes or for the performance by the Company or the Guarantors of the Transaction Documents, other than the filings, registrations or qualifications under the securities laws or "blue sky" laws of any State that may be required to be made or obtained in connection with the offer, issuance, sale or delivery of the Secured Notes or any interest therein, including the Company's registration of the common stock issuable upon conversion of the Secured Notes.

               1.6  Litigation; Observance of Statutes, Regulations and
                    ---------------------------------------------------
     Orders.
     ------
                    (a) Except as disclosed or referred to in the Company's Disclosure Documents, or other reports filed with the Securities and Exchange Commission, or with respect to which resolution has been or will be effected with the proceeds of the Secured Note Offering (the "Offering") as described in Section 1.18, there are no actions, suits or proceedings pending or, to the knowledge of the Company or any Guarantor, threatened against or involving the Company or any Guarantor or any property of the Company or any Guarantor in any court or before any arbitrator of any kind or before or by any governmental entity except actions, suits or proceedings arising in the ordinary course of business that individually or in the aggregate, if adversely determined, would not materially adversely affect the business, operations, prospects, properties, assets or financial condition of the Company or any Guarantor or the ability of the Company or any Guarantor to perform its obligations under the Transaction Documents.

                    (b) Neither the Company nor any Guarantor is in default under or in breach of any order of any court, arbitrator or governmental entity, and neither the Company nor any Guarantor is subject to or a party to any order of any court or governmental entity arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters. Neither the Company nor any Guarantor is in violation of any law or statute, or other rule or regulation of any governmental entity, including without limitation laws relating to the production, use, storage or disposal of hazardous materials (the "Hazardous Materials Laws"), the violation of which would materially adversely affect the business, operations, prospects, properties, assets or financial condition of the Company or any Guarantor or the ability of the Company or any Guarantor to perform its obligations under the Transaction Documents.

               1.7  Taxes.  Except for approximately $4,400,000 in unpaid
                    -----
     taxes which have been or will be paid from the proceeds of the Offering and other taxes reflected in the Company's balance sheet dated March 31, 1996, the Company and each Guarantor has filed all

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     tax returns that are required to have been filed by it in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by the Company or any Guarantor to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books reserves (segregated to the extent required by GAAP (as defined in the Indenture)) deemed by it in its reasonable discretion to be adequate. Neither the Company nor any Guarantor has actual knowledge of any proposed material tax assessment against the Company or any Guarantor, and in the opinion of the Company all tax liabilities of the Company and the Guarantors are adequately provided for on the books of the Company.

               1.8  Title to Property.  The Company and each Guarantor has
                    -----------------
     good and marketable title to its respective real properties and good and merchantable title to each of its other respective assets and properties, except as sold or otherwise disposed of in the ordinary course of business. Except as expressly permitted by the Indenture, all assets and properties of the Company and each Guarantor are owned by the Company or such Guarantor free and clear of all Liens.

               The Company and each Guarantor enjoys full and undisturbed possession under all leases necessary in any material respect for the operation of its respective businesses (the "Leases"). None of the Leases contains any provisions that, individually or in the aggregate, would materially impair the operation of the businesses of the Company or the Guarantors. The Leases are valid and subsisting and are in full force and effect, and there are no existing material defaults by the Company or events that with notice or lapse of time or both would constitute material defaults by the Company under any of the Leases.

               1.9  Licenses, Permits, etc.  The Company and each Guarantor
                    -----------------------
     possesses all material licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names and any other tangible or intangible intellectual property rights, or rights thereto, required to conduct its respective business substantially as now conducted and as currently proposed to be conducted, without known conflict with the rights of others.

               1.10 Compliance with ERISA.  Neither the Company nor any of
                    ---------------------
     its Subsidiaries (as defined in the Indenture) has any employee benefit plan established or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has made contributions that is subject to Part 3 of Subtitle B of Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Internal Revenue Code of 1954, as amended (the "Code").

               1.11 Existing Indebtedness.  The Company's March 31, 1996
                    ---------------------
     balance sheet includes all Indebtedness (as defined in the Indenture) of the Company and its Subsidiaries on a consolidated basis as of the date thereof, including the aggregate principal amount outstanding. Except with respect to the defaults under the Indenture as described in the Consent and Waiver

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




     being circulated to Holders concurrently herewith, neither the Company nor any Guarantor is in default in the performance or observance of any of the terms, covenants or conditions contained in any material instrument evidencing such Indebtedness or pursuant to which such Indebtedness was issued or secured and has not requested any waiver in respect of any default and no event has occurred and is continuing which, with notice or the lapse of time or both, would constitute such a default.

               1.12 Investment Company Act.  Neither the Company nor any
                    ----------------------
     Guarantor is an investment company subject to registration under the Investment Company Act of 1940, as amended.

               1.13 Environmental Matters.
                    ---------------------
                    (a) None of the Company, any Guarantor or, to the Company's best knowledge, any previous owner, lessee, tenant, occupant or user of any real property owned or leased on or prior to the date hereof by the Company or any Guarantor (such real property and any and all buildings and other improvements thereon being herein referred to as the "Property") used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to or from the Property in violation of any Hazardous Materials Laws. "Hazardous Materials" as used herein, refers to any flammable explosives, radioactive materials, asbestos, compounds known as polychlorinated byphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under the Hazardous Materials Laws. No underground tanks or underground deposits or Hazardous Materials, to the Company's best knowledge, existed on, under, in or about any Property previously owned or leased by the Company or any Guarantor on or prior to the date that fee or leasehold title to such Property was transferred to a third party by the Company or any Guarantor. No underground tanks or underground deposits or Hazardous Materials, to the Company's best knowledge, exist on, under, in or about any Property that is currently owned or leased by the Company or any Guarantor.

                    (b) While any Property was owned or leased by the Company or any Guarantor, the Company or such Guarantor kept and maintained such Property, including, without limitation, the groundwater on or under such Property, and conducted its businesses in material compliance with all applicable Hazardous Materials Laws and other applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such Property.

                    (c)  As of the date hereof there are no (i)
     enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, contemplated or

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     threatened pursuant to any Hazardous Materials Laws affecting any of the Property, (ii) claims made or threatened by any person or governmental entity relating to the Property against the Property, the Company or any Guarantor relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials nor (iii) to the Company's best knowledge, any occurrence or condition on any Property that is currently owned or leased by the Company or any Guarantor that could subject the Company, any Guarantor or such Property to any material restrictions on occupancy, transferability or use of any Property under any Hazardous Materials Laws.

               1.14 Security Documents.  The lien of the Collateral
                    ------------------
     Documentation constitutes a fully perfected security interest in all right, title and interest of the Company or such Domestic Guarantor, as the case may be, in and to the personal property therein prior to any other security interests against such property or interests therein other than Permitted Liens (as defined in the Indenture).

               1.15 Labor Relations.  No unfair labor practice complaint
                    ---------------
     for sex, age, race or other discrimination claim has been brought during the last three years against the Company or any Guarantor before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other governmental entity. During such period, the Company and each Guarantor has complied in all material respects with all applicable laws relating to the employment of labor including without limitation those relating to wages, hours and collective bargaining.

               1.16 Reports.  Since December 31, 1992, the Company has
                    -------
     filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder (collectively, the "SEC Reports"). None of the SEC Reports, including without limitation, any financial statements or schedules included therein and all documents incorporated therein by reference, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               The balance sheets and the related statements of income, shareholders' equity and cash flows (including the related notes thereto) of the Company included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and presented fairly the financial position of the Company as of their respective dates, and the results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

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               1.17 Solvency.  The Company and each Guarantor is solvent.
                    --------
               1.18 Use of Proceeds.  The Company has, to the extent it had
                    ---------------
     or has rights therein, applied the proceeds of the sale of the Secured Notes as follows: (i) $10 million was placed in escrow pursuant to the Escrow Agreement between the Company and Santa Barbara Bank &
     Trust for transfer in accordance with the terms thereof, (ii) an additional $5 million was placed in escrow concurrently with the Closing pursuant to a second Escrow Agreement between the Company and Santa Barbara Bank & Trust, (iii) approximately $10 million for long-term capital investments and improvements relating to production capacity expansion, and (iv) approximately $2 million for short-term capital investments and improvements relating to production capacity expansion, with the remainder of the proceeds being or to be used by the Company for general business purposes. The Company has and will apply the proceeds as specified in clauses (iii) and (iv) of this paragraph in the due course of business. The use of such proceeds has been and shall be in compliance with all applicable laws, rules and regulations. No part of the proceeds from the sale of the Secured
     Notes has been or will be used, directly or indirectly, for the purpose of buying or carrying any "margin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System
     (12 CFR Section 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR Section 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12
     CFR Section 220). The assets of the Company do not include any margin stock, and the Company does not have any present intention of acquiring any margin stock.

               1.19 Litigation Settlement.  The Company represents and
                    ---------------------
     warrants that, to the best of its knowledge, the unappealed certification and implementation of a Mandatory (non "opt-out" Limited
     Fund) Class under Rule 23(b)(1)(B) of the Federal Rules of Civil Procedure in the Company's and certain of its Subsidiaries' litigation pending in the United States District Court for the Northern District of Alabama, Southern Division stylized as "Silicone Gel Breast Implant Products Liability Litigation (MDL 926)" will preclude further litigation by all persons who are within the scope of the class and whose claims arise during the class period.

          This Letter of Representation is executed as of the 10th day of June, 1996.


                                   INAMED CORPORATION


                                   By:________________________________

                                   Title:______________________________



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